Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 033-55383 and No. 333-153264) of our reports dated May 11, 2018 with respect to the consolidated financial statements and financial statement schedule of Park Electrochemical Corp. and subsidiaries as of February 25, 2018 and February 26, 2017 and for each of the years in the three-year period ended February 25, 2018 and the effectiveness of internal control over financial reporting of Park Electrochemical Corp. and subsidiaries as of February 25, 2018, included in this Annual Report on Form 10-K of Park Electrochemical Corp. for the year ended February 25, 2018.

/s/ CohnReznick LLP

Jericho, New York

May 11, 2018